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                                   AKORN, INC.
                                  EXHIBIT 11.1

                       COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                Three Months Ended                    Six Months Ended
                                                      June 30,                            June 30,
                                             -------------------------           --------------------------
                                               1999             1998               1999              1998
                                             -------          --------           --------          --------
Earnings:
  Income applicable to common stock          $ 1,675          $  1,101           $  3,133          $  2,149
                                             =======          ========           ========          ========

  Weighted average number of shares
      outstanding                             18,196            17,850             18,170            17,769

Net income per share - basic                 $  0.09          $   0.06           $   0.17          $   0.12

   Additional shares assuming conversion
      of options and warrants                    450             1,244                505             1,068
                                             -------          --------           --------          --------

Pro forma shares                              18,646            19,094             18,675            18,837
                                             =======          ========           ========          ========

Net income per share - diluted               $  0.09          $   0.06           $   0.17          $   0.11
                                             =======          ========           ========          ========






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